EXHIBIT 99.1


PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Paul R. Bechet
         Chief Financial Officer
         Brookline Bancorp, Inc.
         617-730-3500


                             BROOKLINE BANCORP, INC.
                            COMPLETES ACQUISITION OF
                             MYSTIC FINANCIAL, INC.

     Brookline, Massachusetts - (January 7, 2005) Brookline Bancorp, Inc. (the "Company") (Nasdaq: BRKL) announced today that it has completed its acquisition of Mystic Financial, Inc. ("Mystic") (Nasdaq: MYST). Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, headquartered in Medford, Massachusetts.

     Shareholders of Mystic as of the close of business on January 7, 2005 received total merger consideration consisting of approximately 2,516,724 shares of common stock of the Company and approximately $24.4 million in cash (including cash paid in lieu of fractional shares). Shareholders who elected to receive all cash or indicated "No Preference" will receive $39.00 in cash for each of their Mystic shares. Shareholders who elected to receive all stock will receive 2.6786 shares of common stock of the Company for 72.55% of their shares of common stock of Mystic and $39.00 in cash for each of the remaining 27.45% of their shares. Shareholders who elected to receive cash and shares of common stock of the Company will receive $39.00 in cash for the cash portion of their election, 2.6786 shares of common stock of the Company for 72.55% of their stock election shares and $39.00 in cash for each of the remaining 27.45% of their stock election shares. Cash will be issued in lieu of fractional shares at a rate of $15.978 per whole share.

     As a result of the merger, Brookline Bank, an independent full service community bank, headquartered in Brookline, Massachusetts, now has $2.1 billion in assets and 15 branches serving the Greater Boston market area.